Exhibit 99.2
RCN CORPORATION

Confidentiality and Non-Competition Agreement

PERSONAL AND CONFIDENTIAL

March 14, 2006

Benjamin R. Preston
11011 Burywood Lane
Reston, VA 20194

Dear Benjamin:

On behalf of RCN Telecom Services, its successors and/or assigns (“RCN”), I am pleased to offer you the position of Senior Vice President and General Counsel (“General Counsel”), reporting to the President and Chief Executive Officer. Your reporting location as of your start date, which is estimated to be on or about April 1, 2006, will be in Herndon, Virginia.

Your compensation will be as follows:

1.	Annual base salary of $200,000.00 (“Base Salary”) paid on a bi-weekly basis with performance-based salary reviews every March beginning March 2007. Direct Deposit of paychecks is strongly encouraged.

2.
Participation in RCN’s Short Term Performance Incentive Plan. Your annual incentive bonus will be awarded based upon performance by RCN against company goals and your individual achievements during each applicable calendar year. Your target bonus is 35% of your actual base earnings (“Target Bonus”). You must be an active employee at the time RCN generally pays bonuses to its employees to be eligible for a payout when it is made.

3.
Subject to the approval of RCN’s Compensation Committee and subject to the terms and conditions of RCN’s 2005 Stock Compensation Plan, you will be granted an option to purchase 80,000 shares of RCN common stock, (the “Option Award”). The per share exercise price of the shares of common stock subject to the Option Award shall be the fair market value of a share of common stock on the date of grant of the Option Award (to be determined by RCN in the ordinary course). The Option Award shall vest and become exercisable ratably on each of the first three anniversaries of its date of grant if you are then employed by RCN.

4.
Benefits are made available to the employees of RCN. We have forwarded an entire benefits summary and package in a previous FedEx package. Your benefit enrollment forms must be submitted (via our on-line self service tool, once employed) within the first 31 days of employment. As General Counsel, you are eligible to accrue four (4) weeks’ vacation on an annual basis. During 2006 your vacation accrual will be prorated from your start date through December 31, 2006.

This offer is contingent upon the successful completion of background verification, references and satisfactory results of a drug screening as determined by RCN. Please contact Sterling Testing at (800) 899-2272 press 3 for Client Services to schedule an appointment nearest you. This drug screen should be scheduled within 48 hours of your receipt and acceptance of this letter. You will want to bring the drug-testing form enclosed in your offer letter packet (that we will send you) with you to the medical facility.

You warrant that you are not party to any non-competitive agreements or any confidentiality agreements that would restrict you from working with our company. If you are a party to any said agreements, you agree to indemnify RCN for any demonstrated loss, damage or claims with respect thereto.

You specifically acknowledge that execution of this offer letter does not constitute a contract of employment between you and RCN Corporation or any of its subsidiaries or affiliates and that you are an “at-will” employee of RCN. However, should RCN terminate your employment during 2006 for any reason other than “Just Cause”,1  you will be entitled to continued payment for six (6) months of base salary at your pay rate in effect at the time of such termination. You will also be entitled to receive a portion of any bonus that would have been payable in respect of 2006 if your employment had not been terminated, based on your earnings up to the date of termination, which such payment shall be made at the time RCN pays 2006 bonuses to employees generally. In addition, for six (6) months following any such termination, RCN shall provide you and your eligible dependents (through an RCN plan or through COBRA at active employee rates) with continued health and dental coverage under all medical and dental plans in which you and such dependants participated immediately prior to such termination, as well as continued AD&D and Basic Life Insurance coverage. (Basic Life and AD&D provided by RCN is calculated as 2 times base annual earnings with a maximum of $300,000). The receipt of these severance payments is contingent upon your execution and delivery of an irrevocable agreement that includes only a general release in a form reasonably satisfactory to RCN. Starting in 2007, you will be subject to the severance guidelines of RCN that apply to your position. In the event RCN does not adopt such guidelines prior to 2007, your severance entitlement set forth in this Agreement shall continue in effect until such a policy is adopted.

_________________________
1 “Just Cause” means your repeated failure to perform your material duties as assigned, your engagement in willful or intentional materially injurious acts, continual or repeated absence (unless due to illness or disability), your use of illegal drugs or impairment due to other substances, your conviction of any felony, an act of gross misconduct, fraud, embezzlement or theft or your violation of a material RCN policy. In order to terminate you for “Just Cause”, RCN shall first give you written notice stating with specificity the reason for termination (“breach”) and, if such breach is susceptible of cure or remedy, you shall be given a period of 10 days after the giving of such notice to fully remedy or cure such breach. Notwithstanding the foregoing, you agree that RCN need not provide you with an opportunity to cure any acts of theft of cash or significant RCN property, fraud or embezzlement. RCN may terminate you for “just cause” at the end of such 10-day period if the breach is not fully remedied at that time.

In the event that, within one year after a Change in Control (as defined in the 2005 Stock Compensation Plan), you are involuntarily terminated for any reason other than “Just Cause” (as defined above) or you voluntarily terminate for “Good Reason”,2  (i) you will be entitled to continued payment for twelve (12) months of base salary at your pay rate in effect at the time of such termination and (ii) all options, restricted stock and/or restricted stock units granted to you by RCN prior to the change of control will immediately vest and, as applicable, become exercisable. You will have 90 days to exercise your options from the date of your termination. You will also be entitled to receive a pro rated portion of any bonus that would have been payable in respect of the year of your termination if your employment had not been terminated, based on your earnings up to the date of termination, which such payment shall be made at the time RCN pays bonuses for that year to employees generally. In addition, for twelve (12) months following any such termination, RCN shall provide you and your eligible dependents (through an RCN plan or through COBRA at active employee rates) with continued health and dental coverage under all medical and dental plans in which you and such dependants participated immediately prior to such termination, as well as continued AD&D and Basic Life Insurance coverage. The receipt of these severance payments is contingent upon your execution and delivery of an irrevocable agreement that includes only a general release in a form reasonably satisfactory to RCN.

Any payments described above that are required to be made following your termination shall be deferred and paid in a lump sum at the expiration of such period to the extent necessary to avoid imposition of any penalty tax under Section 409A of the Internal Revenue Code of 1986, as amended.

We hope you find this offer acceptable. If so, please sign this offer letter and return it to me, no later than Thursday, March 16, 2006. You may keep a copy for your reference.

_________________________
2 “Good Reason” shall mean (a) a reduction in your Base Salary or Target Bonus opportunity, or cancellation for no consideration of equity compensation awards without replacement equity compensation having substantially similar, and in any case not less favorable, terms and conditions (that is not in any such case agreed to by you); (b) a requirement that you report to someone other than the President or Chief Executive Officer of RCN or its successors that is not cured within thirty (30) days of receipt of written notice from you; or (c) relocation of your principal place of work more than thirty (30) miles without your consent.; or (d) there is a material reduction or diminution in your job position responsibilities.

I believe that you will find this position within RCN to be interesting, challenging, and rewarding. I am certain that we will benefit by having you as part of our team!

Sincerely,

/s/ John D. Filipowicz
John D. Filipowicz
Senior Vice President

Acknowledged and agreed this 14th day of March, 2006.

/s/ Benjamin R. Preston
Benjamin R. Preston

PROPRIETARY/NON-SOLICITATION/NON-DISCLOSURE AGREEMENT

In consideration of and for employment in any capacity with RCN Telecom Services and/or any of its subsidiaries and/or affiliates (collectively called "RCN" in this Agreement), and for the wages or fees paid to me in the course of my employment, and my eligibility to participate in certain benefits programs, I ("I" or "me") expressly covenant and agree as follows:

1.     I will not, at any time, either while employed at RCN or any time after my employment ends, use or divulge to any person, firm, corporation or any other entity any information received by me during the course of my employment which is deemed to be proprietary or confidential information. Such information includes any personnel matters, financial matters, business accounts and records, corporate documentation or structure, business strategy, reports, software, operating systems, programming information, flowcharts, databases, marketing strategies, photographs, trade secrets, pricing strategies, manuals, business plans, forecasts, accounts and supplier, budgets, inventions, copyrightable works, customers, prospective customers, source codes, or any similar information or other information relating to the affairs of RCN in any manner whatsoever (herein, "Proprietary Information"). All Proprietary Information will be kept confidential by me and will not be revealed to anyone without the prior written permission of a duly authorized officer of RCN. Proprietary Information shall not include information, which is publicly disclosed by law or in response to a court order, or is already or becomes publicly available through no breach of this agreement by me or a third party without a confidentiality obligation. I acknowledge that Proprietary Information is the property of RCN. I also agree that while I am employed by RCN, I will not directly or indirectly own, operate, manage, control, consult for, be employed by, assist, render services for or invest in a business which competes with RCN in any of RCN's businesses (other than owning up to a 2% interest in a public company).

2.     I will not at any time while employed at RCN and for a period of one (1) years immediately following the end of my employment, regardless of whether my separation from RCN is voluntary or involuntary, directly solicit, employ or retain as a consultant, interfere with or entice away from RCN any other employee or exclusive consultant of RCN, or otherwise assist in inducing an employee or exclusive consultant to leave the Company, including but not limited to supplying information regarding such employee or consultant to any other entity. I will also not, during such one-year period, solicit or accept from any Customer business of the type performed by RCN. "Customer" means anyone, who is a customer at my termination, or anyone who was a customer during the 12-month period preceding my termination, or any prospective customer to whom RCN has proposed business during such 12-month period.

3.     I agree, during and after my employment, not to make any public statement reflecting adversely on the Company or its business prospects. I also agree that any work or materials produced by me during the course of my employment with RCN shall be considered a "work for hire" under the Copyright Act of 1976, and shall be the sole and exclusive property of RCN, and I hereby transfer all right, title and interest in such work to RCN.

4.     I also understand and agree that I will be considered to be engaging in activity prohibited by this Agreement if I am employed by or become affiliated (whether as a partner, officer, agent, director, shareholder, consultant or employee) with any person, firm or corporation that engages in any activity that is in competition with any business that RCN is involved in, but only to the extent that such activity utilizes and/or divulges Proprietary Information. Otherwise, I am free to seek employment with any person, firm or company or within any industry at or upon my separation from RCN, as long as my employment does not violate any of the commitments made by me in this Agreement. The term "shareholder" is not intended to include shares of stock held or owned by me in public companies, as long as I do not own or control more than two percent (2%) of the stock in or of such public company.

5.     I understand that my ability to maintain Privileged Information is essential to RCN. As such, I agree that monetary damages will not be sufficient to compensate RCN in the event of any breach or threatened breach by me of any of the provisions of Paragraphs 1 through 4 above. Should I violate or threaten to violate any of the provisions of this Agreement, I understand and agree that RCN will be entitled to an injunction to stop me from continuing such breach or threatened breach. In addition, I agree that proper jurisdiction and location (known as "venue") for the enforcement of this Agreement will be in the federal or state courts having jurisdiction over agreements like this and located in Princeton, New Jersey, at RCN’s sole option.

6.     THIS AGREEMENT DOES NOT CONSTITUTE A CONTRACT OF EMPLOYMENT BETWEEN RCN AND ME.

7.     I certify that I have read and understand each of the terms and conditions set forth in this Agreement and have been given an opportunity to consider its obligations and ask questions about it before signing.

8.	All terms of this agreement shall expire 12 months following the end of my employment with RCN.

Employee Signature	/s/ Benjamin R. Preston	Date
Benjamin R. Preston